                                                                      EXHIBIT 12

                          ALLIED WASTE INDUSTRIES, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS EXCEPT FOR RATIOS)



                                                                      Year Ended December 31,
                                                ---------------------------------------------------------------
                                                   1992         1993         1994          1995          1996
                                                -------      --------      --------      --------      --------
Fixed Charges:
   Interest expensed .........................  $ 2,838      $  5,470      $ 10,925      $  9,247      $  8,468
   Interest capitalized ......................      424         1,058         3,517        11,088        12,970
                                                -------      --------      --------      --------      --------

       Total interest expense ................    3,262         6,528        14,442        20,335        21,438
   Interest component of rent expense ........      242           338           388           915
                                                                                                          2,137
   Amortization/write-off of debt
    issuance costs ...........................       85           540           869           359           877
                                                -------      --------      --------      --------      --------
       Total fixed charges ...................  $ 3,589      $  7,406      $ 15,699      $ 21,609      $ 24,452
                                                =======      ========      ========      ========      ========

Earnings:
   Income (loss) from continuing operations
        before income taxes ..................  $ 2,183      $  4,015      $ (4,532)     $ 21,255      $(66,414)
   Plus fixed charges ........................    3,589         7,406        15,699        21,609        24,452

   Less interest capitalized .................     (424)       (1,058)       (3,517)      (11,088)      (12,970)
                                                -------      --------      --------      --------      --------

       Total earnings ........................  $ 5,348      $ 10,363      $  7,650      $ 31,776      $(54,932)
                                                =======      ========      ========      ========      ========

Ratio of earnings to fixed charges ...........     1.5x          1.4x             *          1.5x            **
                                                =======      ========      ========      ========      ========

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*      Earnings were inadequate to cover fixed charges by $8,049.

**     Earnings were inadequate to cover fixed charges by $79,384.